EXHIBIT 99.2

PRESS RELEASE
	Contact:	John Simmons, V.P., CFO Stewart & Stevenson Services, Inc. 713-868-7700

For Immediate Release

STEWART & STEVENSON ANNOUNCES NEW $100 MILLION

SENIOR UNSECURED REVOLVING CREDIT FACILITY

Houston, January 14, 2005 – Stewart & Stevenson Services, Inc. (NYSE:SVC) announced today that it has entered into a new four-year $100 million senior unsecured revolving credit facility.  J. P. Morgan Securities Inc. served as the Sole Lead Arranger and Bookrunner, and JPMorgan Chase Bank, N. A. served as the Administrative Agent.  In addition, Wachovia Bank, National Association served as Syndication Agent and Bank of America, N.A. served as Documentation agent.  Other participants include Wells Fargo Bank, N.A. and Southwest Bank of Texas, N.A.  This revolving credit facility replaces the company’s previous facility, which expired January 31, 2004.

“This resource provides additional liquidity and flexibility to support our operations, and it will allow us to take advantage of growth opportunities as they may arise in our key business segments,” said John B. Simmons, Vice President and Chief Financial Officer.  “We are especially pleased with the vote of confidence shown by our banking partners and believe they provide us with a broad range of capabilities and resources to support our company.”

Proceeds from the loans available under the credit facility may be used for general corporate purposes and working capital, including acquisitions within certain limitations and for the issuance of letters of credit. The loans are unsecured and the borrowing rate is based on LIBOR rates plus a spread ranging from 0.75% to 1.50% based on the company’s leverage ratio.  The credit facility may also be increased by an additional $50 million under certain conditions.  The company does not expect to draw these funds in the immediate future as it has sufficient cash available to support its current level of operations.

Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including power generation, defense, aircraft, marine, petroleum and transportation.  For more information on Stewart & Stevenson visit www.ssss.com.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions to Tactical Vehicle Systems segment, risks associated with Distributed Energy Solutions segment, risks of fixed-price contracts, risks as to cost controls,  risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to distributorships, risks as to licenses, risk of competition, risks relating to technology, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of claims and litigation, risks of product defects, risks of no credit facility, risks as to foreign sales and global trade matters, risks as to information technology, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.